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                                                                 EXHIBIT 3.01(a)

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AMERIQUEST TECHNOLOGIES, INC.

            AMERIQUEST TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

            FIRST: The name of the Corporation is AmeriQuest Technologies, Inc. The Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of the State of Delaware on April 24, 1987 under the name "CMS Enhancements, Inc."

            SECOND: This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law.

            THIRD: The text of Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby restated to read in its entirety as follows:

                                  ARTICLE FIRST

            The name of the Corporation is AmeriQuest Technologies, Inc.

                                 ARTICLE SECOND

            The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THIRD

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                                 ARTICLE FOURTH

            The total number of shares which the Corporation shall have authority to issue is 205,000,000, of which 200,000,000 shares shall be Common Stock, $.01 par value ("Common"), and 5,000,000 shares shall be Preferred Stock, $.01 par value ("Preferred Stock").


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            The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

                 (a) The number of shares constituting that series and the distinctive designation of that series; (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative priority, if any, of payment of dividends on shares of that series; (c) Whether that series shall have voting rights, in addition to the voting rights expressly required by law, and, if so, the terms of such voting rights; (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates; (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (g) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) Any other relative rights, preferences and limitations of that series.

                                 ARTICLE FIFTH

            The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation, but the stockholders may make additional By-laws and may alter or repeal any by-law whether adopted by them or otherwise.

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                                  ARTICLE SIXTH

            Elections of directors need not be by written ballot except to the extent provided in the By-laws of the Corporation.

                                 ARTICLE SEVENTH

            A director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

                                 ARTICLE EIGHTH

            The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Eighth.

            IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its Chief Financial Officer, Chief Operating Officer and Secretary this 8th day of December, 1998.

                                        AMERIQUEST TECHNOLOGIES, INC.

                                        By: /s/ JON D. JENSEN
                                            ----------------------------
                                            Jon D. Jensen
                                            Chief Financial Officer,
                                            Chief Operating
                                            Officer and Secretary


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